EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ovid Therapeutics Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-218167, 333-224033, and 333-233101) on Form S-8 and (No. 333-225391) on Form S-3 of Ovid Therapeutics Inc. of our report dated March 11, 2020, with respect to the consolidated balance sheets of Ovid Therapeutics Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two‑year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Ovid Therapeutics Inc.

/s/ KPMG LLP

New York, New York
March 11, 2020